EXHIBIT 10.33



                         AMENDMENT TO STOCK OPTION GRANT


        This Amendment to Stock Option Grant ("Amendment"), dated as of September 29, 1995, amends that certain letter agreement dated January 31, 1992, as amended March 30, 1995 (together, the "Option Grant"), between the undersigned optionee ("Optionee") and United Stationers Inc., a Delaware corporation (the "Company").

                                    RECITALS

        A. Pursuant to the Option Grant, the Optionee has been granted the right to purchase up to the aggregate number of shares of common stock, par value $0.10 per share, of the Company indicated on the Option Grant, at an exercise price of $2.90 per share.

        B. The parties deem it desirable to amend the Option Grant, effective as of September 27, 1995, as set forth herein.

        THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable considerations, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.      Amendment of Section 2(c) through (e).  Sections 2(c)(d) and
        -------------------------------------
(e) of the Option Grant are hereby amended to read as follows:

        "2.    "Vesting and Exercise.
               ---------------------
        (c) Notwithstanding the provisions of Sections 2(a) and (b), this option may be exercised as to some or all of the shares after the occurrence of a transaction or group of transactions (an "Event") that cause the Sponsor Holders (as defined below) to realize a return of Liquid Proceeds (as defined below) at least equal to their Common Stock Investment (as defined below).

               (i) "Sponsor Holders" shall mean, collectively, Wingate Partners, L.P., Wingate Partners II, L.P., Wingate Affiliates, L.P., Wingate Affiliates II, L.P., and their affiliates.

               (ii) "Liquid Proceeds" shall mean (i) U.S. currency; (ii) negotiable instruments drawn on a bank with at least $10 billion in assets and payable in U.S. currency; (iii) obligations issued or assumed by the




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               United States of America or any agency or instrumentality
               thereof, or (iv) shares of stock or other securities that are registered under the Securities Exchange Act of 1933 and are traded on the New York Stock Exchange, the American Stock Exchange or one approved for quotation on the NASDAQ National Market System.

               (iii) "Common Stock Investment" shall mean the purchase price for the shares of Common Stock, par value $0.10 per share, of the Company paid by the Sponsor Holders at the closing of the acquisition of the Company by the Sponsor Holders and others on March 30, 1995.

For purposes of determining whether an Event has occurred, the good faith determination of the Board of Directors shall be conclusive. The Company shall notify you when the Event occurs."

        (d) The unexercised portion of the Option, if any, will automatically and without notice terminate and become null and void at 5:00 p.m. Central Time on January 31, 2002. If however, your employment with the Company or any subsidiary or parent corporation of the Company terminates before such termination date, this Option will terminate on the applicable date as described in paragraph 3 below.

        (e) Any exercise by you of the Option shall be in writing addressed to the Treasurer of the Company at its principal place of business and shall be accompanied by the full amount of the Exercise Price of the shares so purchased. Upon proper exercise and payment of the full Exercise Price of the shares so purchased. Upon proper exercise and payment of the full Exercise Price therefore (either cash or, at your option, in shares of common stock pursuant to and in the manner provided in Section 6(b) of the Plan), a certificate evidencing the number of shares of common stock purchased by you pursuant to such exercise (net of any shares used to pay the withholding taxes in accordance with paragraph 8(c) of the Plan) shall be delivered by the Company to you, which certificate shall be registered in your name. Notwithstanding the foregoing, to the extent any voting trust agreement is then in effect pursuant to which such shares are required to be deposited in trust, then the Company may, at its option, deliver to the applicable voting trustee or trustees thereunder such certificate for deposit in such voting trust and you shall receive such voting trust certificate or certificates as are contemplated under the terms and provisions of such voting trust agreement.




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2.      Amendment of Section 3.  Section 3 of the Option Grant is
        ----------------------
amended to read as follows:

        "3.    Termination of Employment.  Upon termination of
               -------------------------
        employment:

               (a) If termination for good cause, as defined in the Plan, all unexercised Options will immediately terminate;

               (b) If termination is the result of voluntary termination, death, permanent disability, retirement, or at the election of the Company, before the Event, the nonvested shares will terminate as provided in paragraph 2(d) above."

3.      Amendment of Section 5.   Section 5 of the Option grant is amended as
        ----------------------
follows:

        (a)    Section 5(d) is amended by deleting the words "(i)
               January 31, 2000";
        (b) Section 5(g) is amended by deleting subsection (v) thereof, so that the section ends after the words "instrumentality thereof".

4.      Except as so amended by this Amendment, the Stock Option
Grant, as previously amended, remains in full force and effect.

5. This Amendment may be executed in separate counterparts, and when so executed such counterparts shall constitute one instrument.

        IN WITNESS WHEREOF, each party hereto has executed this Amendment as of the date first above written.

                                                   UNITED STATIONERS INC.


                                                   BY:
                                                      --------------------------
                                                       Daniel H. Bushell
                                                       Chief Financial Officer,
                                                       Executive Vice President


                                                      --------------------------
                                                                  , Optionee




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